UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-17f-2

Certificate of Accounting or Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

1.

Investment Company Act File Number:

Date examination completed:

811-04813

December 8, 2008 (Exam 1 of 3)

2.

State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MI	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

Other (specify):

3.

Exact name of investment company as specified in registration statement:

Dreyfus Investment Funds (formerly Mellon Institutional Funds Investment Trust)

4.

Address of principal executive office: (number, street, city, state, zip code):

c/o The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166

INSTRUCTIONS

The Form must be completed by investment companies that have custody of securities or similar investments

Investment Company

1.

All items must be completed by the investment company.

2.

Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examine securities and similar investments in the custody of the investment company.

Accountant

3.

Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law.  File the original and one copy with the Securities and Exchange Commission’s principal office in Washington D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Report of Independent Registered Public Accounting Firm

To the Trustees of Mellon Institutional Funds Investment Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Mellon Institutional Funds Investment Trust (the “Trust”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of April 30, 2008.  Management is responsible for the Trust's compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of April 30, 2008, and with respect to agreement of security purchases and sales, for the period from August 31, 2007 (the date of our last examination), through April 30, 2008:

•

Tests of the reconciliations of security positions between the Custodian and the Federal Reserve Bank of Boston, The Depository Trust and Clearing Corporation and foreign sub-custodians;

•

Confirmation of securities of the Trust held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston in book entry form;

•

Agreement of selected securities held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston to the omnibus account confirmations received from The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston;

•

Tests of the reconciliations of security positions between the books and records of the Trust and the Custodian; and

•

Agreement of selected security purchases and security sales or maturities since August 31, 2007 (the date of our last examination) from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that Mellon Institutional Funds Investment Trust complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2008 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

New York, New York

December 8, 2008

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Mellon Institutional Funds Investment Trust (the Trust), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of April 30, 2008, and from August 31, 2007 through April 30, 2008.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2008, and from August 31, 2007 through April 30, 2008, with respect to securities reflected in the investment account of the Trust.

Mellon Institutional Funds Investment Trust

By:	/s/ STEVEN A. ANDERSON
Steven A. Anderson
Vice President & Treasurer
Title 12-1-2008
Date

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-17f-2

Certificate of Accounting or Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

1.

Investment Company Act File Number:

Date examination completed:

811-04813

December 8, 2008 (Exam 2 of 3)

2.

State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MI	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

Other (specify):

3.

Exact name of investment company as specified in registration statement:

Dreyfus Investment Funds (formerly Mellon Institutional Funds Investment Trust)

4.

Address of principal executive office: (number, street, city, state, zip code):

c/o The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166

INSTRUCTIONS

The Form must be completed by investment companies that have custody of securities or similar investments

Investment Company

1.

All items must be completed by the investment company.

2.

Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examine securities and similar investments in the custody of the investment company.

Accountant

3.

Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law.  File the original and one copy with the Securities and Exchange Commission’s principal office in Washington D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Report of Independent Registered Public Accounting Firm

To the Trustees of Mellon Institutional Funds Investment Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Mellon Institutional Funds Investment Trust (the “Trust”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of May 31, 2008.  Management is responsible for the Trust's compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of May 31, 2008, and with respect to agreement of security purchases and sales, for the period from April 30, 2008 (the date of our last examination), through May 31, 2008:

•

Tests of the reconciliations of security positions between the Custodian and the Federal Reserve Bank of Boston, The Depository Trust and Clearing Corporation and foreign sub-custodians;

•

Confirmation of all securities of the Trust held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston in book entry form;

•

Agreement of selected securities held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston to the omnibus account confirmations received from The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston;

•

Tests of the reconciliations of security positions between the books and records of the Trust and the Custodian; and

•

Agreement of selected security purchases and security sales or maturities since April 30, 2008 (the date of our last examination) from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that Mellon Institutional Funds Investment Trust complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

New York, New York

December 8, 2008

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Mellon Institutional Funds Investment Trust (the Trust), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2008, and from April 30, 2008 through May 31, 2008.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2008, and from April 30, 2008 through May 31, 2008, with respect to securities reflected in the investment account of the Trust.

Mellon Institutional Funds Investment Trust

By:	/s/ STEVEN A. ANDERSON
Steven A. Anderson
Vice President & Treasurer
Title 12-1-2008
Date

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-17f-2

Certificate of Accounting or Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

1.

Investment Company Act File Number:

Date examination completed:

811-04813

December 8, 2008 (Exam 3 of 3)

2.

State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MI	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

Other (specify):

3.

Exact name of investment company as specified in registration statement:

Dreyfus Investment Funds (formerly Mellon Institutional Funds Investment Trust)

4.

Address of principal executive office: (number, street, city, state, zip code):

c/o The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166

INSTRUCTIONS

The Form must be completed by investment companies that have custody of securities or similar investments

Investment Company

1.

All items must be completed by the investment company.

2.

Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examine securities and similar investments in the custody of the investment company.

Accountant

3.

Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law.  File the original and one copy with the Securities and Exchange Commission’s principal office in Washington D.C., one copy with the regional office for the region in which the investment company’s principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

Report of Independent Registered Public Accounting Firm

To the Trustees of Mellon Institutional Funds Investment Trust:

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Mellon Institutional Funds Investment Trust (the “Trust”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of July 31, 2008.  Management is responsible for the Trust's compliance with those requirements.  Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of July 31, 2008, and with respect to agreement of security purchases and sales, for the period from May 31, 2008 (the date of our last examination), through July 31, 2008:

•

Tests of the reconciliations of security positions between the Custodian and the Federal Reserve Bank of Boston, The Depository Trust and Clearing Corporation and foreign sub-custodians;

•

Confirmation of all securities of the Trust held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston in book entry form;

•

Agreement of selected securities held by the Custodian at The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston to the omnibus account confirmations received from The Depository Trust and Clearing Corporation and the Federal Reserve Bank of Boston;

•

Tests of the reconciliations of security positions between the books and records of the Trust and the Custodian; and

•

Agreement of selected security purchases and security sales or maturities since May 31, 2008 (the date of our last examination) from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that Mellon Institutional Funds Investment Trust complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2008 with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

New York, New York

December 8, 2008

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Mellon Institutional Funds Investment Trust (the Trust), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2008, and from May 31, 2008 through July 31, 2008.

Based on this evaluation, we assert that the Trust was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2008, and from May 31, 2008 through July 31, 2008, with respect to securities reflected in the investment account of the Trust.

Mellon Institutional Funds Investment Trust

By:	/s/ STEVEN A. ANDERSON
Steven A. Anderson
Vice President & Treasurer
Title 12-1-2008
Date